SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 16, 2004

Aether Systems, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	000-27707 (Commission File Number)	52-2186634 (IRS Employer Identification No.)

11500 Cronridge Drive
Suite 110
Owings Mills, MD 21117
(Address of Principal Executive Offices, including Zip Code)

(410) 654-6400
(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events
Item 7. Financial Statements and Exhibits
SIGNATURES
Exhibit 99.1

Item 5. Other Events

On August 16, 2004, Aether Systems, Inc. (“Aether”) signed a definitive agreement to sell its Mobile Government segment to BIO-key International, Inc., a Minnesota corporation (“BIO-key”). Pursuant to the asset purchase agreement, at closing Aether will receive $10 million in cash, subject to a post-closing adjustment (up or down) to the extent the Mobile Government segment’s adjusted net working capital at closing is higher or lower than approximately $4.6 million.

The transaction is structured as a sale of assets and assumption of certain liabilities. The assets being sold consist of all of the assets used exclusively in the Mobile Government segment, and BIO-key will assume responsibility for substantially all post-closing liabilities of the Mobile Government segment, all as specified in the asset purchase agreement. In addition to the cash purchase price, BIO-key will either replace or secure the release of up to $10.75 million of credit support arrangements that Aether currently has in place for its Mobile Government segment, including cash escrows and letters of credit. Aether has agreed to accept a subordinated, secured note from BIO-key for up to $8 million of this credit support if BIO-key cannot arrange to replace or release all of it by closing. BIO-key and Aether also plan to enter into a transition services agreement to provide for the orderly transition of the business to BIO-key.

The asset purchase agreement contains customary representations and warranties, as well as mutual indemnifications for breaches of representations, warranties and covenants. Aether’s indemnity obligation for breaches of representations and warranties generally is capped at $2 million and does not apply unless BIO-key incurs losses of more than $100,000 in the aggregate.

The closing of the transaction is subject to the satisfaction of customary conditions for a transaction of this type and is not subject to BIO-key’s receipt of third-party financing.

A copy of the press release announcing the transaction is furnished as exhibit 99.1.

Item 7. Financial Statements and Exhibits

(c) Exhibits

99.1: Press Release of Aether Systems, Inc., dated August 16, 2004.

SIGNATURES

     According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on August 17, 2004.

AETHER SYSTEMS, INC.

/s/ David C. Reymann

Date: August 17, 2004	By:	David C. Reymann
	Its:	Chief Financial Officer